Exhibit 5.2

July 1, 2013

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Re:	$450,000,000 7.250% Senior Notes Due 2018

Ladies and Gentlemen:

We have acted as special counsel to Ameditech Inc., a California corporation (“Ameditech”), and Redwood Toxicology Laboratory, Inc., a California corporation (“Redwood”, and with Ameditech, the “California Guarantors” and individually a “California Guarantor”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by Alere Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the California Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the offer (the “Exchange Offer”) to exchange the Company’s existing 7.250% Senior Notes due 2018 issued on December 11, 2012 (the “Old Notes”), together with the guarantees of the Old Notes by the California Guarantors and the other such subsidiaries, for up to $450 million aggregate principal amount of the Company’s 7.250% Senior Notes due 2018 (the “New Notes”), together with guarantees of the New Notes by the California Guarantors and the other such subsidiaries (the “Guarantees”).

A.    Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	that certain Indenture (the “Base Indenture”), dated as of August 11, 2009, by and between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”), as supplemented by that certain “Fifteenth Supplemental Indenture dated December 11, 2012 (the “Fifteenth Supplemental Indenture”), and as further supplemented by that certain “Sixteenth Supplemental Indenture” dated April 3, 2013 (the “Sixteenth Supplemental Indenture” and together with the Fifteenth Supplemental Indenture and the Base Indenture, the “Indenture”); and

A-2	that certain Registration Rights Agreement dated as of December 11, 2012 and among the Company, the guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC, as representatives of the underwriting group.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Indenture and Registration Rights Agreement. We have not independently verified the facts so relied on.

B.    Assumptions

We have relied, without investigation, on the following assumptions:

B-1	Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2	There has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress or undue influence with respect to the agreements and obligations contemplated by the Indenture and Registration Rights Agreement, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Indenture or Registration Rights Agreement.

C.    Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1	Each California Guarantor is a corporation validly existing in good standing under California law.

C-2	Each California Guarantor (a) had the corporate power to execute and deliver the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture at the time of such execution and delivery and had and has the power to perform its obligations under the Indenture (including the performance of its Guarantee), (b) has taken all corporate action necessary to authorize the execution and delivery of and performance under the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture (including the performance of its Guarantee) and (c) has duly executed and delivered the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture.

C-3	Each California Guarantor’s execution and delivery of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture and performance of its obligations under the Indenture (including performance of its Guarantee) do not violate such California Guarantor’s articles of incorporation or bylaws

D.    Qualifications; Exclusions

D-1	We are expressing no opinion with respect to any document other than those portions of the Indenture to which any California Guarantor is bound, and are expressing no opinion as to the validity or enforceability of any document.

D-2	We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.

For purposes of expressing the opinions herein, we have examined the laws of California, and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Foley Hoag, LLP in connection with their provision of certain legal opinions. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinions set forth herein.

Very truly yours,

/s/ Perkins Coie LLP
PERKINS COIE LLP